Exhibit 99.1

News Release

news release

FOR IMMEDIATE RELEASE	MAY 7, 2004

SEASONED EXECUTIVE, CHARLES E. SYKES, APPOINTED TO PRESIDENT OF
SYKES ENTERPRISES, INCORPORATED

TAMPA, FL — May 7, 2004 - Sykes Enterprises, Incorporated (“Sykes” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, today announced the appointment of Charles E. (“Chuck”) Sykes, to President of the Company, in addition to his role as Chief Operating Officer. The position of President was previously held by Chairman and CEO, John H. Sykes.

As President and Chief Operating Officer, Chuck Sykes will continue to direct the development and execution of the Company’s extensive portfolio of service offerings and manage the organization’s two operating segments, the Americas and EMEA (Europe, Middle East and Africa). Additionally, Mr. Sykes will continue to manage the Company’s sales and marketing initiatives worldwide, driving to expand Sykes’ vertical market presence, while ensuring a high level of customer satisfaction across all regions.

“Chuck Sykes has a wealth of experience in the strategic and operational facets of Sykes’ business and I am confident that his knowledge and leadership skills will help to drive the Company’s next phase of growth and success,” said John H. Sykes, Chairman and CEO of Sykes Enterprises. “Chuck has demonstrated his capabilities repeatedly, taking a significant role in our organization’s evolvement into a global leader with extensive operations throughout North America, EMEA and offshore including locations in the Philippines, India and Costa Rica.”

Chuck Sykes noted, “Our industry presents many opportunities and challenges in the current market environment, particularly as the client demand for an offshore customer contact management solution continues to increase, shifting the direction of our operating model. I believe that Sykes is well-positioned to take advantage of the exciting changes occurring in our industry and I look forward to helping our company continue to grow and improve its profitability.”

Chuck Sykes has over 16 years of experience at Sykes in all aspects of the business, including operations support, sales and marketing. He has been instrumental in the reorganization of the Company’s Sales and Client Services operations in the last two years, leading a successful effort of client growth and diversification. Mr. Sykes has also played a key role in the recent growth and strategic development of the Company’s offshore operations, including Costa Rica, the Philippines and India. Mr. Sykes is a graduate of North Carolina State University where he earned a Bachelor of Science in Mechanical Engineering.

Mr. John H. Sykes founded the Company in 1977 and will continue to serve as Chairman and Chief Executive Officer.

About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143